Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated February 11, 2009 Relating to
Preliminary Prospectus Supplement dated February 11, 2009
to Prospectus dated July 26, 2007
Registration No. 333-144874
Final Pricing Terms

6.50% Notes Due 2014
Issuer:	Marathon Oil Corporation
Security:	6.50% Senior Notes due 2014
Size:	$700,000,000
Maturity:	February 15, 2014
Coupon:	6.50%
Price to Public:	99.585%
Yield to Maturity:	6.599%
Spread to Benchmark Treasury:	+487.5 bp
Benchmark Treasury:	1.75% due January 31, 2014
Benchmark Treasury Yield:	1.724%
Interest Payment Dates:	February 15th and August 15th, commencing
August 15th, 2009
Make-Whole Call:	T+50bp
Settlement:	T+3; February 17, 2009
CUSIP:	565849AG1
Denomination:	$1,000 and increments of $1,000 in excess
thereof
Anticipated Ratings:	Moody’s: Baa1 (stable outlook)
S&P: BBB+ (stable outlook)
Fitch: BBB+ (negative outlook)
Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Co-Managers:	Greenwich Capital Markets, Inc.
Scotia Capital (USA) Inc.
BNP Paribas Securities Corp.
Mitsubishi UFJ Securities International plc
NatCity Investments, Inc.
Daiwa Securities America Inc.
Fifth Third Securities, Inc.
SG Americas Securities, LLC
Wells Fargo Securities, LLC
DnB NOR Markets, Inc.

Comerica Securities, Inc.
Credit Suisse Securities (USA) LLC
Mizuho Securities USA Inc.
U.S. Bancorp Investments, Inc.
Muriel Siebert & Co., Inc.

Certain of the underwriters are not U.S.
registered broker-dealers and, therefore, to
the extent that they intend to effect any
sales of the notes in the United States,
they will do so through one or more U.S.
registered broker-dealers as permitted by
Financial Industry Regulatory Authority
regulations.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, Banc of America Securities LLC toll-free at 1-800-294-1322 or you may e-mail a request to dg.prospectus distribution@bofasecurities.com, or J.P. Morgan Securities Inc. collect at 1-212-834-4533.
Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

7.50% Notes Due 2019
Issuer:	Marathon Oil Corporation
Security:	7.50% Senior Notes due 2019
Size:	$800,000,000
Maturity:	February 15, 2019
Coupon:	7.50%
Price to Public:	99.296%
Yield to Maturity:	7.602%
Spread to Benchmark Treasury:	+487.5 bp
Benchmark Treasury:	3.75% due November 15, 2018
Benchmark Treasury Yield:	2.727%
Interest Payment Dates:	February 15th and August 15th, commencing
August 15th, 2009
Make-Whole Call:	T+50bp
Settlement:	T+3; February 17, 2009
CUSIP:	565849AH9
Denomination:	$1,000 and increments of $1,000 in excess
thereof
Anticipated Ratings:	Moody’s: Baa1 (stable outlook)
S&P: BBB+ (stable outlook)
Fitch: BBB+ (negative outlook)
Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Co-Managers:	Greenwich Capital Markets, Inc.
Scotia Capital (USA) Inc.
BNP Paribas Securities Corp.
Mitsubishi UFJ Securities International plc
NatCity Investments, Inc.
Daiwa Securities America Inc.
Fifth Third Securities, Inc.
SG Americas Securities, LLC
Wells Fargo Securities, LLC
DnB NOR Markets, Inc.
Comerica Securities, Inc.
Credit Suisse Securities (USA) LLC
Mizuho Securities USA Inc.
U.S. Bancorp Investments, Inc.
Muriel Siebert & Co., Inc.

Certain of the underwriters are not U.S.
registered broker-dealers and, therefore, to
the extent that they intend to effect any
sales of the notes in the United States,
they will do so through one or more U.S.
registered broker-dealers as permitted by
Financial Industry Regulatory Authority
regulations.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, Banc of America Securities LLC toll-free at 1-800-294-1322 or you may e-mail a request to dg.prospectus distribution@bofasecurities.com, or J.P. Morgan Securities Inc. collect at 1-212-834-4533.
Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.